                                                                    Exhibit 11.1

EPS
(in thousands, except per share data)

                               Six Months Ended        Tweleve Months Ended
                                   June 30,                  December 31,
                                2000      1999         1999     1998     1997
                               ------    ------       ------   ------   ------
PRIMARY EARNINGS PER SHARE

Net income                      5,232     3,114        5,246    3,761    3,439
                               ======    ======       ======   ======   ======
Weighted average common
  shares outstanding           14,742    13,865       13,900   13,521   12,890
                               ======    ======       ======   ======   ======
Primary earnings per
  common share                   0.35      0.22         0.38     0.28     0.27
                               ======    ======       ======   ======   ======

FULLY DILUTED EARNINGS PER SHARE

Net income                      5,232     3,114        5,246    3,761    3,439
                               ======    ======       ======   ======   ======

Weighted average common
  shares outstanding           14,742    13,865       13,900   13,521   12,890

Dilutive stock options            951     1,150           --    1,244       --
                               ------    ------       ------   ------   ------
Fully diluted weighted
  average common shares
  outstanding                  15,693    15,015       13,900   14,765   12,890
                               ======    ======       ======   ======   ======

Fully diluted earnings per
  common share                   0.33      0.21         0.38     0.25     0.27
                               ======    ======       ======   ======   ======